Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-237961) of Virgin Galactic Holdings, Inc.,

(2)	Registration Statement (Form S-8 Nos. 333-235750, 333-271905, and 333-280144) pertaining to the Second Amended and Restated Virgin Galactic Holdings, Inc. 2019 Incentive Award Plan,

(3)	Registration Statements (Form S-8 No. 333-272529) pertaining to the 2023 Employment Inducement Incentive Award Plan,

(4)	Registration Statement (Form S-3 No. 333-272826) of Virgin Galactic Holdings, Inc.,

of our report dated February 26, 2025, with respect to the consolidated financial statements of Virgin Galactic Holdings, Inc. included in this Annual Report (Form 10-K) of Virgin Galactic Holdings, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Wichita, Kansas
February 26, 2025